Sunterra Corporation Reports Record Results for Quarter

LAS VEGAS, NV -- 05/09/2005 -- Sunterra Corporation (NASDAQ: SNRR) today reported net income of $2.5 million, or $0.12 per diluted share, for the three months ended March 31, 2005, a more than three-fold improvement over net income in the comparable prior-year period of $0.7 million, or $0.03 per diluted share. Adjusted EBITDA for the three months ended March 31, 2005, was $13.8 million, up from $7.7 million for the comparable prior-year period. Vacation interest revenues for the March 2005 quarter increased more than 15 percent, to $60.3 million, compared to the prior-year mark of $52.1 million.

Nicholas Benson, president and chief executive officer, said: "These results represent the highest levels of vacation interest revenue, adjusted EBITDA and net income that Sunterra has reported for a March quarter since the start of this decade, and were achieved despite difficult market conditions in the European region. Our customer base continues to endorse SunOptions as the 'global currency of relaxation,' redeeming them for cruises, airline tickets and miles and, of course, accommodation at our network of nearly 100 vacation ownership resorts."

Three Months Ended March 31

North American operations

Sunterra's North American segment continues to achieve high growth. Income before provision for income taxes in the three months ended March 31, 2005, was $7.8 million, a seven-fold increase from $1.1 million in the comparable 2004 period. The improvements reflect sales and marketing efficiencies and favorable cost of vacation interests sold, on higher vacation interest volumes. Total North American revenues increased nearly 40 percent, to $75.7 million, for the March 2005 quarter, from $54.2 million in the prior-year March quarter. This improvement can be attributed to strong demand for the Club Sunterra product at new distribution points, as well as higher average mortgage balances and related interest revenue, and more effective yield management of unsold vacation interests.

European operations

In Europe, as anticipated, costs associated with the Company's new marketing initiatives impacted operating results. The net loss before benefit from income taxes for Sunterra Europe was $3.9 million during the quarter ended March 31, 2005, versus a net loss before benefit from income taxes of $0.6 million for the comparable prior-year period. Revenue from the region declined approximately 9 percent in the March 2005 quarter versus the comparable prior-year period; however, through strategic investments, the Company maintained its competitive market position during a downturn in the broader European vacation ownership market.

During the period, Sunterra Europe has invested in a number of initiatives aimed at strengthening its reach into the market. These include a restructuring of direct marketing and call center operations; the redesign of sales centers; production of new -- state of the art -- multimedia sales tools; radio and national press campaigns and a greatly enhanced presence at events, malls and shows. Further development work is underway to maximize our web-based marketing capabilities.

Vacation Interest Inventories

On a consolidated basis, the cost of vacation interest revenues as a percentage of vacation interest revenues for the three months ended March 31, 2005, was 16.3 percent, a decrease of 21 percent from 20.6 percent in the comparable prior-year period. The improvement relates to former Epic Resorts vacation interests acquired in North America and former Thurnham Leisure Group vacation interests in Europe. Sunterra also acquired a significant number of vacation interests at low cost in conjunction with the early redemption of certain securitizations in the March 2005 quarter. These vacation interests will maintain the cost of vacation interests revenue at reasonable levels over the next year.

The Company's unsold vacation interests increased to approximately $180 million at March 31, 2005, from $169 million at September 30, 2004. The 2005 figure includes approximately $27 million of undeveloped land adjacent to existing Sunterra resorts in several key markets, including Orlando, Sedona, Gatlinburg, Williamsburg, Branson, Lake Tahoe, and Mazatlán, Mexico in North America. In Europe, the Company has undeveloped land in Italy, England, and mainland Spain.

The completed and in-construction vacation interests, totalling more than $152 million at March 31, 2005, represent between two and three years of projected vacation interest revenues, and the undeveloped land represents approximately 1,665 additional units, or nearly 86,000 week-equivalents of vacation interests, with an estimated retail value exceeding $1 billion.

Receivables Portfolios

The Company offers consumer financing to individual purchasers of Sunterra vacation interests, primarily in North America, and records a provision for estimated loan losses each period via a charge equal to a percentage of each financed sale. The Company's provision for mortgage loan and contract losses increased 24 percent, to $2.9 million for the three months ended March 31, 2005, from $2.3 million for the same period in 2004, commensurate with the increase in North American vacation interest revenues.

At March 31, 2005, the Company's allowance for loan and contract losses totalled $25.9 million, or 8.0 percent of the gross mortgages and contracts receivable balance of $324.7 million. The quarter-end allowance is 2.12 times the annualized charge-off rate fiscal year-to-date, or more than 25 months of charge-off activity. Notably, the Company purchased several portfolios in the past twelve months that, under accounting principles generally accepted in the United States, were subject to fair value purchase accounting. As such, these portfolios were recorded at fair value, which takes into account estimated future losses. Excluding the net recorded principal ($100.4 million) of these purchased portfolios, the allowance represents 11.5 percent of originated mortgages and contracts receivable.

General and Administrative Expenses

Consolidated general and administrative expenses increased to $21.8 million in the three months ended March 31, 2005, an increase of $2.7 million over the comparable prior-year period. The increase is associated with expanding Club Sunterra, expansion of the Company's world headquarters and professional fees associated with Sarbanes-Oxley compliance.

Six Months Ended March 31

Sunterra generated net income of $8.2 million, or $0.36 per diluted share, for the six-month period ended March 31, 2005. The comparable prior-year period included impairment charges, primarily related to goodwill, of $92.5 million, resulting in a net loss in that prior-year period of $91.3 million. Excluding these impairment charges, the Company produced net income of $1.2 million, or $0.06 per diluted share, for the six months ended March 31, 2004.

Adjusted EBITDA for the six months ended March 31, 2005, increased nearly 50 percent to $31.5 million, up $10.4 million from $21.1 million generated in the comparable prior-year period. The improvement is attributed to significantly higher vacation interest revenues, increased portfolio interest revenues associated with a larger mortgage portfolio, and lower vacation interest cost of sales, partially offset by higher advertising, sales, and marketing expenses in the European segment.

Investor Conference Call

Sunterra will host a conference call on Monday, May 9, 2005, at 5:30 p.m. Eastern time to discuss its financial results and related topics. Investors may access the call live by dialing 1-(888) 428-4480 and entering Access Code 774725. For those not able to participate in the live call, a replay will be available at 1-800-475-6701, using the same Access Code.

Sunterra is one of the world's largest vacation ownership companies with more than 300,000 owner member families and over 90 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com.

Statements about future results and plans made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements are not guarantees of future performance, and involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Future results, performance and achievements may be affected by general economic conditions including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                   SUNTERRA CORPORATION AND SUBSIDIARIES

                   Consolidated Statements of Operations

             Three and Six Months Ended March 31, 2005 and 2004

                  (In thousands, except per share data)

                                (Unaudited)

                                Three Months Ended      Six Months Ended
                                     March 31,             March 31,
                                  2005       2004       2005       2004
                                ---------  ---------  ---------  ---------

REVENUES:

  Vacation Interest             $  60,258  $  52,133  $ 127,681  $ 106,820
  Resort rental                     9,617      4,384     16,279      6,653
  Management services               7,811      8,175     14,574     15,363
  Interest                         11,408      6,920     21,530     13,398
  Other                             6,317      4,277     12,057     10,441
                                ---------  ---------  ---------  ---------

  Total revenues                   95,411     75,889    192,121    152,675
                                ---------  ---------  ---------  ---------

COSTS AND OPERATING EXPENSES:

  Vacation Interest cost
   of sales                         9,816     10,745     20,010     21,498
  Advertising, sales and
   marketing                       36,965     31,631     75,832     61,898
  Vacation Interest carrying
   costs                           10,149      5,920     18,933      8,798
  Provision for doubtful
   accounts and loan losses         2,868      2,586      5,399      3,888
  Loan portfolio                    1,549      1,335      3,025      3,766
  General and administrative       21,796     19,058     39,374     36,693
  Gain on sales of assets            (496)    (3,144)      (688)    (3,222)
  Depreciation and amortization     2,620      2,271      5,035      5,415
  Interest, net                     6,560      6,131     12,653     13,911
  Reorganization and
   restructuring, net                   -          -          -        311
  Impairment of assets                  -          -          -     92,483
                                ---------  ---------  ---------  ---------

  Total costs and operating
   expenses                        91,827     76,533    179,573    245,439
                                ---------  ---------  ---------  ---------

Income (loss) from operations       3,584       (644)    12,548    (92,764)

  Income from investments in
   joint ventures                     352      1,121        610      1,986
                                ---------  ---------  ---------  ---------

Income (loss) before provision
 for (benefit from) income
 taxes                              3,936        477     13,158    (90,778)

  Provision for (benefit from)
   income taxes                     1,477       (220)     4,947        506
                                ---------  ---------  ---------  ---------

Net income (loss)               $   2,459  $     697  $   8,211  $ (91,284)
                                =========  =========  =========  =========

Net income (loss) per share:

  Basic                         $    0.12  $    0.03  $    0.41  $   (4.56)
                                =========  =========  =========  =========

  Diluted                       $    0.12  $    0.03  $    0.36  $   (4.56)
                                =========  =========  =========  =========

Weighted-average number of
 common shares outstanding:

  Basic                            20,009     20,000     20,005     20,000
                                =========  =========  =========  =========

  Diluted                          26,019     20,000     25,946     20,000
                                =========  =========  =========  =========

                        Consolidated Balance Sheets

                  As of March 31, 2005 and September 30, 2004

                               (In thousands)

                                                    March 31, September 30,
                                                      2005        2004
                                                     --------     --------
                                                   (Unaudited)

ASSETS

  Cash and cash equivalents                          $ 17,834    $  26,842
  Cash in escrow and restricted cash                  103,008       88,663
  Mortgages and contracts receivable, net             307,785      278,569
  Retained interests in mortgages and contracts
   receivable sold                                          -       23,319
  Due from related parties, net                         6,528        6,279
  Other receivables, net                               34,664       25,986
  Deferred tax asset                                    1,795          622
  Prepaid expenses and other assets, net               46,860       47,944
  Assets held for sale                                  1,278          551

  Investment in joint venture                           5,667        7,187
  Unsold Vacation Interests, net                      179,477      168,858
  Property and equipment, net                          83,269       77,996
  Goodwill, net                                        78,043       82,759
  Intangible assets, net                                  780        1,283
                                                     --------     --------
    Total assets                                     $866,988     $836,858
                                                     ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Borrowings under line of credit agreements         $179,814     $171,737
  Accounts payable                                      7,184       10,401
  Accrued liabilities                                  98,039       80,895
  Income taxes payable                                  3,562        3,421
  Deferred revenues                                   106,587       95,127
  Securitization notes                                134,742      151,710
  Senior subordinated convertible notes                95,000       95,000
  Notes payable                                         1,667        2,261
                                                     --------     --------

    Total liabilities                                 626,595      610,552
                                                     --------     --------

STOCKHOLDERS' EQUITY

  Common stock                                            190          189
  Additional paid-in capital                          297,561      297,145
  Accumulated deficit                                 (74,003)     (82,214)
  Accumulated other comprehensive income               16,645       11,186
                                                     --------     --------

    Total stockholders' equity                        240,393      226,306
                                                     --------     --------

  Total liabilities and stockholders' equity         $866,988     $836,858
                                                     ========     ========

                   SUNTERRA CORPORATION AND SUBSIDIARIES

        Reconciliation of Components of Diluted Net Income (Loss) Per Share

               Three and Six Months Ended March 31, 2005 and 2004

                            (In thousands)

                             (Unaudited)

                                Three Months Ended      Six Months Ended
                                     March 31,             March 31,
                                  2005       2004       2005       2004
                                ---------  ---------  ---------  ---------
Net income (loss) available to
 common shareholders, basic     $   2,459  $     697  $   8,211  $ (91,284)

Effect of dilutive securities:

Deemed conversion of 3 3/4%
 Senior Subordinated
  Convertible Notes due 2024,
   net of tax                         622          -      1,218          -
                                ---------  ---------  ---------  ---------

Net income (loss) available to
 diluted common shares
 outstanding                    $   3,081  $     697  $   9,429  $ (91,284)
                                =========  =========  =========  =========

                                Three Months Ended      Six Months Ended
                                     March 31,             March 31,
                                  2005       2004       2005       2004
                                ---------  ---------  ---------  ---------

Basic weighted average common
 shares outstanding                20,009     20,000     20,005     20,000

Effect of dilutive securities:

Stock options issued under the
 Sunterra Corporation
   2002  Stock Option Plan              5          -          3          -
 Warrants issued to Senior
  Finance Facility lender              67          -          -          -
Deemed conversion of 3 3/4%
 Senior Subordinated
   Convertible Notes due 2024       5,938          -      5,938          -
                                ---------  ---------  ---------  ---------
Diluted weighted average common
 shares outstanding                26,019     20,000     25,946     20,000
                                =========  =========  =========  =========

Net income (loss) per share:

Basic                           $    0.12  $    0.03  $    0.41  $   (4.56)
                                =========  =========  =========  =========

Diluted                         $    0.12  $    0.03  $    0.36  $   (4.56)
                                =========  =========  =========  =========
Non-GAAP Financial Measures

We believe that our presentation of EBITDA, Adjusted EBITDA, and net income excluding impairment charges, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors. Our quantitative reconciliation of all non-GAAP measures used in this release to the most directly comparable financial measure calculated and presented in accordance with GAAP is represented in the tables following this discussion, which defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States GAAP, gives investors a more complete understanding of our operating results before the impact of investing and financing transactions and income taxes, and facilitates comparisons between us and our competitors.

Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of core on-going operations.

We do not reflect the items noted in the foregoing paragraph and described below when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this news release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company performance. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.

Adjusted EBITDA reflects EBITDA adjusted to exclude amortization of capitalized loan origination costs and the portfolio premium recorded at the Company's emergence in July 2002, as well as the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs, impairment losses, foreign currency holding gains and losses, and, in the case of results for periods prior to January 1, 2004, reorganization charges and restructuring expenses.

Management believes it is useful to exclude the amortization of capitalized loan origination costs and the portfolio premium, as these charges are associated with specific portfolios, which will be repaid in time. Management also believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period. The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations. Similarly, the Company completed both its reorganization and its restructuring in fiscal 2004, and accordingly, management believes the inclusion of these charges is inconsistent with reflecting our comparative performance.

Net Income Excluding Impairment Charges

In the quarter ended December 31, 2003, Sunterra determined that reorganization value in excess of identifiable assets -- goodwill, was impaired, and recorded a $91.6 million charge. Within the same accounting period, we determined the value of certain other assets were impaired and recorded a charge of $0.9 million regarding an owned office building. In presenting comparative operating results, we adjust net income (loss) to exclude these charges, as management believes the inclusion of these charges is inconsistent with reflecting our comparative performance.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes, and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.

We compensate for these limitations by providing the relevant disclosure of our depreciation, interest, and income tax expense, and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, and net income excluding impairment charges are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, and net income excluding impairment charges should not be considered as alternatives to net income, operating income, cash flows from operations or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, and net income excluding impairment charges reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

                    SUNTERRA CORPORATION AND SUBSIDIARIES

              Non-GAAP to GAAP Reconciliation of Net Income (Loss)
                       to EBITDA and Adjusted EBITDA

               Three and Six Months Ended March 31, 2005 and 2004

                                (In thousands)

                                  (Unaudited)

                                Three Months Ended      Six Months Ended
                                     March 31,             March 31,
                                  2005       2004       2005       2004
                                ---------  ---------  ---------  ---------

NET INCOME (LOSS)               $   2,459  $     697  $   8,211  $ (91,284)

  Interest expense                  6,560      6,131     12,653     13,911
  Provision for (benefit from)
   income taxes                     1,477       (220)     4,947        506
  Depreciation and amortization     2,620      2,271      5,035      5,415
                                ---------  ---------  ---------  ---------

EBITDA                             13,116      8,879     30,846    (71,452)

  Amortization of capitalized
   loan origination costs
   and portfolio premium            1,006        980      1,744      1,994
  Gain on sales of assets            (496)    (3,144)      (688)    (3,222)
  Loss (gain) on foreign currency     212      1,008       (377)     1,008
  Reorganization and restructuring      -          -          -        311
  Impairment of assets                  -          -          -     92,483
                                ---------  ---------  ---------  ---------

ADJUSTED EBITDA                 $  13,838  $   7,723  $  31,525  $  21,122
                                =========  =========  =========  =========

                       SUNTERRA CORPORATION AND SUBSIDIARIES

         Non-GAAP to GAAP Reconciliation of Consolidated Net Income (Loss)
               to Consolidated Net Income Excluding Impairment Charges

                Three and Six Months Ended March 31, 2005 and 2004

                                (In thousands)

                                   (Unaudited)

                                Three Months Ended      Six Months Ended
                                     March 31,             March 31,
                                  2005       2004       2005       2004
                                ---------  ---------  ---------  ---------

NET INCOME (LOSS)               $   2,459  $     697  $   8,211  $ (91,284)

  Impairment of assets                  -          -          -     92,483
                                ---------  ---------  ---------  ---------

NET INCOME EXCLUDING
 IMPAIRMENT CHARGES             $   2,459  $     697  $   8,211  $   1,199
                                =========  =========  =========  =========

Net income per share excluding
 impairment charges:

  Basic                         $    0.12  $    0.03  $    0.41  $    0.06
                                =========  =========  =========  =========

  Diluted                       $    0.12  $    0.03  $    0.36  $    0.06
                                =========  =========  =========  =========

Weighted-average number of
 common shares outstanding:

  Basic                            20,009     20,000     20,005     20,000
                                =========  =========  =========  =========

  Diluted                          26,019     20,000     25,946     20,000
                                =========  =========  =========  =========

INVESTOR CONTACT:
Bryan Coy
702-304-7005
investorrelations@sunterra.com